Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated June 15, 2021)	Registration No. 333-256501

Stem, Inc.

Up to 52,107,817 Shares of Common Stock
Up to 19,967,263 Shares of Common Stock Issuable upon Exercise of the
Warrants
Up to 7,181,134 Warrants

This prospectus supplement no. 4 is being filed to update and supplement information contained in the prospectus dated June 15, 2021 (the “Prospectus”) related to: (1) the issuance by us of up to 19,967,263 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the public warrants and the Private Placement Warrants (as defined in the Prospectus); and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of (i) up to 52,107,817 shares of Common Stock and (ii) up to 7,181,134 Private Placement Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 20, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Any document, exhibit or information contained in the Current Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and warrants are traded on the New York Stock Exchange under the symbols “STEM” and “STEM.WS,” respectively. On August 18, 2021, the closing price of our Common Stock was $24.87 per share and the closing price of our warrants was $13.40 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 26, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): August 20, 2021

STEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-251397	85-1972187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 California St., 14th Fl, San Francisco, California 94111

(Address of principal executive offices including zip code)

1-877-374-7836

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	STEM	New York Stock Exchange
Warrants exercisable for Common Stock	STEM WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 8.01. Other Events.

On August 20, 2021 Stem, Inc. (the “Company”) issued a press release announcing that it had mailed a Notice of Redemption with respect to all of its outstanding public warrants to purchase shares of the Company’s common stock, $0.0001 par value per share, that were issued under the Warrant Agreement dated as of August 20, 2020, by and between the Company’s predecessor company, Star Peak Energy Transition Corp., and Continental Stock Transfer & Trust Company, as warrant agent.

A copy of the press release is filed as Exhibit 99 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99	Press release announcing mailing of notice of redemption.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEM, INC.

Date: August 20, 2021	By:	/s/ Saul R. Laureles
		Name:	Saul R. Laureles
		Title:	Chief Legal Officer and Secretary